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                                                                    EXHIBIT 99.1

                                [THQ INC. LETTERHEAD]

                                                           FOR IMMEDIATE RELEASE

            THQ INTENDS TO RAISE $60 MILLION IN PRIVATE OFFERING OF
                         CONVERTIBLE SUBORDINATED NOTES

CALABASAS, Calif., July 27, 1998 - THQ Inc. (NASDAQ NMS: THQI) announced today that, subject to market and other conditions, it intends to raise $60 million (excluding any proceeds of the over-allotment option) through a Rule 144A private offering of convertible subordinated notes (the "Notes").

The Company expects that the Notes will have a term of seven years and will be convertible into shares of common stock at a price that is at a premium to the market price at the time the Notes are issued. THQ intends to use the net proceeds from the sale of the Notes for the acquisition and development of new properties and titles, expansion of the Company's foreign distribution, acquisitions of or investments in other companies, and general corporate purposes. The Company expects that the offering of the Notes will be completed in mid-August.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes. Any offers of the Notes will be made only by means of a private offering memorandum. The Notes will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold absent registration under such Act and applicable securities laws or available exemptions therefrom.

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